CERTAIN IDENTIFIED INFOMRATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL

CONEXEU SCIENCES
BOARD MEMBER AGREEMENT

This Board Member Agreement ("Agreement") is made and entered into as of June 15, 2026 (the "Effective Date"), by and between Conexeu Sciences Inc., a Nevada corporation (the "Company") having offices at 50 West Liberty Street, Suite 880 Reno Nevada, USA 89501, and Andrew Costa, located at [****] ("Board Member").

1. Appointment and Term

1.1 Appointment

The Company hereby appoints the Board Member to serve on its Board of Directors (the "Board") effective as of the Effective Date.

1.2 Term

The Board Member shall serve until the earlier of resignation, removal or the next annual meeting of stockholders.

2. Duties and Responsibilities

2.1 General Duties

The Board Member agrees to serve the Company faithfully and diligently and agrees to act in the best interests of the Company and its stockholders.

2.2 Meetings

The Board Member shall, attend all scheduled board meetings (virtually or in person) and actively participate in board and committee matters, subject to reasonable advance notice of such meetings.

2.3 Conflicts of Interest

The Board Member shall promptly disclose any potential or actual conflicts of interest and shall recuse him/herself from any discussion or vote where any such conflict exists.

3. Compensation and Reimbursement

3.1 Board Compensation

As compensation for service on the Board, the Board Member shall receive:

i. A quarterly cash retainer of $12,500 (total annual retainer of $50,000);

ii. Additional cash compensation will be paid to the Board Member for participation on Committees as set forth in Sections 3.1.iii and 3.1.iv below;

iii. The following annual amount will be paid for membership or chair service on each Committee:

a. If the Board Member is a member of the Audit Committee: $7,500; Compensation Committee: $6,000; Nominating & Governance Committee: $5,000; and

b. If the Board Member is the Chair of a Committee the following amounts will be paid in lieu of the member amount: Audit Committee Chair: $15,000; Compensation Committee Chair: $12,000; Nominating & Governance Chair $7,500.

iv. Committee service fees  shall be paid quarterly in arrears, in conjunction with the quarterly Board Member retainer;

v. Annual RSU Grant. The board member or non-employee director, will receive an annual equity grant of restricted stock units ("RSUs") under the company's existing Stock Incentive Plan (the "Plan"). The annual equity grant will have a grant date value of $100,000 of RSU's at the conclusion of each 12-month period from the date of this Agreement, with 25% vesting occurring on each quarter thereafter over the following 12 months, with full acceleration of all then-outstanding and unvested RSUs immediately prior to the closing of a Change in Control (as defined in the Plan), provided the Board Member remains in Continuous Service through such date (single-trigger). The number of RSU's will be calculated by dividing the grant value by the Fair Market Value (as defined in the Plan) of the shares of common stock underlying the RSUs on the date of grant rounded down to the nearest whole share. All vesting is subject to the Board Member's Continuous Service on each applicable vesting date, as further described in Section 3.1.vi below.

vi Continuous Service; Forfeiture. "Continuous Service" means the Board Member's uninterrupted service as a member of the Board of Directors of the Company. Continuous Service shall be deemed to terminate on the effective date of the Board Member's resignation, removal, or other cessation of board service, not the date on which notice of such resignation or removal is given, unless no such effective date is set forth in the notice. Upon termination of Continuous Service for any reason other than death, disability, or a Change in Control: (a) any RSUs that have not vested as of the effective date of such termination shall be immediately and automatically forfeited without consideration and shall be returned to the Plan; and (b) no pro-rata vesting shall apply to annual RSU grants upon voluntary resignation.

vii Compensation Committee Discretionary Acceleration. The Compensation Committee of the Board retains the authority, in its sole discretion, to recommend to the Board to accelerate the vesting of any or all outstanding RSU awards in circumstances it determines to be appropriate, including but not limited to: (i) a board restructuring initiated by the Company; (ii) the Board Member's resignation required due to a conflict-of-interest recusal at the Company's request; or (iii) such other circumstances as the Compensation Committee deems equitable. Such acceleration shall not require stockholder approval unless required by applicable law, regulatory or exchange approval or the terms of the Plan.

viii Death or Disability. In the event of the Board Member's death or permanent disability during the term of this Agreement, all then-outstanding and unvested RSU awards shall vest on a pro-rata basis, calculated as: (months of Continuous Service completed in the applicable vesting period ÷ total months in the vesting period) × total unvested RSUs in that period. Settlement shall occur within 30 days of the qualifying event. For purposes of this Agreement, "permanent disability" means the Board Member's inability to perform the duties of a board member for a period of 180 consecutive days due to physical or mental incapacity, as determined by a licensed physician.

ix Director Stock Ownership Guidelines. To promote long-term alignment between the Board and the Company's stockholders, each non-employee director is expected to achieve and maintain a minimum level of equity ownership in the Company equal to five times (5x) the annual cash retainer (the "Ownership Guideline"). Based on the current annual cash retainer of $50,000, the Ownership Guideline is $250,000 in Company equity value. Each non-employee director shall have five (5) years from the later of (a) the Effective Date of this Agreement or (b) the date of any future increase in the Ownership Guideline, to achieve the Ownership Guideline level (the "Phase-In Period").

For purposes of calculating compliance with the Ownership Guideline, qualifying equity shall include: (a) shares of Company common stock owned directly or beneficially by the Board Member or their immediate family members residing in the same household; (b) vested RSUs and vested in-the-money stock options (measured by intrinsic value); and (c) unvested RSUs that are subject only to time-based vesting conditions. Unexercised, out-of-the-money options shall not count toward the Ownership Guideline.

Given that the annual equity grant under Section 3.1.v has a grant date value of $100,000, a non-employee director who retains their annual equity grants will accumulate equity value of approximately $250,000 within two to three years of service, well within the five-year Phase-In Period. The Ownership Guideline is intended to be achievable and is not designed to be punitive or restrictive.

Until the Ownership Guideline is met, the Board Member is expected to retain at least 50% of net shares received upon the vesting or exercise of any Company equity award (after withholding for applicable taxes). Once the Ownership Guideline is achieved, the Board Member is expected to maintain that level of ownership for so long as they serve on the Board. The Compensation Committee shall review compliance with the Ownership Guideline annually and may adjust the Ownership Guideline from time to time to reflect changes in the annual cash retainer or market practice, with any increase subject to a new five-year phase-in from the date of such adjustment.

3.2 Reimbursement

The Company shall reimburse the Board Member for reasonable and documented pre-approved out-of-pocket expenses incurred in connection with Board service subject to prior written approval for any single expense exceeding $500. Reimbursement requests must be submitted within 30 days of the expense being incurred, accompanied by supporting receipts.

4. Confidentiality and Intellectual Property

4.1 Confidentiality

The Board Member shall maintain in strict confidence all non-public information, including but not limited to financial data, strategic plans, intellectual property, business opportunities, and customer/vendor relationships,  except as required by applicable law, regulation, or stock exchange rule, or pursuant to a valid court order or subpoena, provided that the Board Member shall give the Company prompt written notice of any such required disclosure and shall cooperate with the Company in seeking any available protective order or other confidential treatment of such information.

4.2 Intellectual Property

The Board Member shall promptly disclose to the Company any inventions, improvements, or ideas related to the Business of the Company, including but not limited to, collagen, biomaterials and tissue regeneration (For the purposes of this provision, the "Business of the Company" means the research and development, manufacture, and commercialization of liquid, thermo-sensitive skin substitutes and scaffolds for use in wound healing - including but not limited to burns, tunnel wounds, diabetic foot ulcers and dehiscent wounds - as well as applications in aesthetic medicine, collagen injectables, biomaterials, and in surgical reconstruction as 3D personalized implants or scaffolds for regenerative tissue repair) that arise during their service, and hereby assigns to the Company all rights, title, and interest in any such intellectual property developed in connection with Company business. For the avoidance of doubt, this assignment does not apply to any intellectual property (a) developed by the Board Member entirely prior to the Effective Date of this Agreement; or (b) developed entirely outside of the Board Member's service without use of Company resources, facilities, or Confidential Information.

5. Termination

This Agreement may be terminated:

i. Immediately for "Cause" as defined in Board Member's equity award agreement; or, if no equity award agreement is in effect, 'Cause' shall mean: (a) the Board Member's material breach of fiduciary duty; (b) fraud, willful misconduct, or gross negligence; (c) conviction of, or plea of guilty or no contest to, a felony; or (d) material violation of any written Company policy.

ii. Automatically upon the Board Member's resignation, removal, or failure to be re-elected at any Annual Meeting of Stockholders, in each case in accordance with the Company's Bylaws and applicable law.

6.  Notices

All notices, requests, and other communications under this Agreement shall be in writing and shall be delivered: (a) by hand; (b) by nationally recognized overnight courier; or (c) by email with confirmation of receipt, to the addresses set forth on the signature page below (or such other address as a party may designate by written notice). Notices shall be deemed delivered upon receipt

7. Miscellaneous

7.1 Independent Contractor

The Board Member is an independent contractor and is not an employee of the Company by virtue of this Agreement.

7.2 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of law principles.

7.3 Entire Agreement

This Agreement, together with the Plan and any equity award agreement issued hereunder, constitutes the entire understanding between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, and representations.

7.4 Amendment

This Agreement may not be amended, modified, or waived except by a written instrument signed by both parties.

7.5 Counterparts

This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. Electronic signatures shall be deemed original signatures for all purposes.

[Intentionally Left Blank]

IN WITNESS WHEREOF, the parties have executed this Board Member Agreement as of the Effective Date.

Conexeu Sciences, Inc.

By: /s/ Miles Harrison

Name: Miles Harrison

Title: Chief Executive Officer

Board Member:

/s/ Andrew Costa

Andrew Costa